EXHIBIT 99.1

ISTA Pharmaceuticals Reports 2006 Financial Results

IRVINE, Calif., March 6, 2007 /PRNewswire-FirstCall/ ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), an ophthalmic pharmaceutical company, today reported financial results for the year ended December 31, 2006. ISTA reported net revenue for the year ended December 31, 2006 of $33.0 million, a 208% increase over the full-year 2005 results of $10.7 million. Net loss for the year ended December 31, 2006 was $38.4 million, or $1.48 per share, compared with a net loss of $38.5 million, or $1.51 per share, for the year ended December 31, 2005.

“2006 was a very successful year for ISTA in all facets of our business. We continued to execute on our strategic goal to introduce a new product to the market every 12-18 months, with the filing of the NDA for T-Pred and the completion of Phase III clinical studies for Xibrom once-daily. With the in-licensing of three new product candidates, we continued to deepen our pipeline and expand our reach across the ophthalmology market,” said Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “Finally, ISTA’s sales and marketing team worked extremely hard this year to gain market share for both Xibrom and Istalol, and in the fourth quarter, ophthalmologists made Xibrom the second most prescribed NSAID in dollar value, claiming 23% of the NSAID market, a 96% increase over the first quarter of 2006. With the potential launch of T-Pred in the second half of 2007 and positive top-line results from the Phase III Xibrom once-daily study, we are confident ISTA will have an even stronger 2007.”

	Net Revenue (in millions, except percentage data)
	Year-Ended December 31, 2006	Year-Ended December 31, 2005	% Change
Xibrom	$20.2	$5.3	281%
Istalol	8.3	2.6	219%
Vitrase	4.2	2.5	68%
Other	0.3	0.3	0%
Total Net Revenue	$33.0	$10.7	208%

Operating Details

2006 fourth quarter revenues included $11.2 million in net revenue and $1.1 million of revenue previously reported by ISTA during the first three quarters of 2006. This $1.1 million of revenue included in the fourth quarter is the cumulative quarterly effect during 2006 of product shipped in one quarter and not received by the customer by the end of that quarter. There is no impact on ISTA’s full-year 2006 results as a result of this adjustment.

The net loss for the fourth quarter and year ended December 31, 2006 was $6.4 million (or $0.25 per share) and $38.4 million (or $1.48 per share), respectively, compared with a net loss of $10.7 million (or $0.41 per share) and $38.5 million (or $1.51 per share) for the same periods in 2005. At December 31, 2006, ISTA had cash and short-term investments of $38.9 million.

Gross margin for the fourth quarter and year ended December 31, 2006 was 73% (or $9.0 million) and 70% (or $23.1 million), respectively, as compared to 67% (or $2.5 million) and 67% (or $7.1 million), respectively, for the same periods in 2005. The increase in gross margin for the 2006 periods is primarily due to the change in revenue mix.

Research and development expenses for the fourth quarter and year ended December 31, 2006 were $5.9 million and $23.1 million, respectively, as compared to $4.9 million and $16.6 million during the same periods of 2005. The increase in research and development expenses for 2006 was primarily the result of an increase in clinical development costs, which include FDA filing fees, clinical investigator fees, study monitoring costs and data management costs, due to the filing of an NDA with the FDA for T-Pred, the commencement and completion of the Xibrom once-daily Phase III clinical trials, as well as the commencement of ISTA’s Phase III clinical trial for Xibrom allergy and Phase IIb confirmatory study for ecabet sodium.

Selling, general, and administrative expenses for the fourth quarter and year ended December 31, 2006 were $9.2 million and $38.1 million, respectively, as compared to $8.7 million and $30.6 million for the same periods in 2005. The increase in the 2006 periods primarily resulted from higher sales and marketing expenses associated with the expanded indication of Xibrom to include pain during 2006, the expense associated with the January 1, 2006 adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” ($0.7 million and $2.5 million for the fourth quarter and year ended December 31, 2006, respectively) and increased administrative costs related to expanding the Company’s operations and other general corporate expenses, such as facility and personnel costs.

2006 Corporate Highlights:

•	Increased net revenue in 2006 in excess of 208% over 2005

•	Received FDA approval for the expanded indication of Xibrom to treat pain following cataract surgery

•

Filed an NDA with the FDA for T-Pred in July 2006 after announcing positive Phase III results for T-Pred for the treatment of steroid-responsive inflammatory ocular conditions where risk of bacterial infection exists earlier in the year

•	Announced preliminary positive Phase IIa results for ecabet sodium for the treatment of dry eye syndrome and initiated a Phase IIb confirmatory study

•	Successfully completed $40 million private placement of 8% senior subordinated convertible notes

•	Added three new product candidates to its R&D pipeline including iganipidine, a new formulation of latanoprost, and bepotastine

•	Initiated and completed Phase III studies for Xibrom once-daily formulation and initiated Xibrom allergy Phase III studies

•	Expanded sales force to 95 sales representatives

•	Submitted Investigational New Drug Application for eye drop formulation of bepotastine for the treatment of allergic conjunctivitis

•	Received acceptance of its European Marketing Authorisation Application from the European Medicines Evaluations Agency for Vitragan™

Conference Call

ISTA will host a conference call with a simultaneous webcast today, March 6, 2007, at 10:30 AM Eastern Time, to discuss its fourth quarter and full-year 2006 results. To access the live conference call, U.S. and Canadian participants may dial 866-831-6267; international participants may dial 617-213-8857. The access code for the live call is 14699297. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 91253819. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $3.2 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, dry eye, vitreous hemorrhage and diabetic retinopathy. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s goals of bringing a new product to market every 12 to 18 months, becoming the leading niche ophthalmic pharmaceutical company, the potential launch of T-Pred in the second half of 2007, and ISTA’s prospects for 2007 and beyond are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Revenue:
Product Sales, net	$12,190	$3,613	$32,729	$10,382
License Fees	70	70	278	278
Total Revenue	12,260	3,683	33,007	10,660
Cost of products sold	3,253	1,231	9,943	3,542
Gross profit margin	9,007	2,452	23,064	7,118
Operating expenses:
Research and development	5,875	4,907	23,096	16,611
Selling, general and administrative	9,188	8,662	38,087	30,599
Total operating expenses	15,063	13,569	61,183	47,210
Loss from operations	(6,056)	(11,117)	(38,119)	(40,092)
Interest (expense)/ income, net	(377)	382	(300)	1,612

Net loss	$(6,433)	$(10,735)	$(38,419)	$(38,480)
Net loss per common share, basic and diluted	$(0.25)	$(0.41)	$(1.48)	$(1.51)
Shares used in computing net loss per common share, basic and diluted	25,991	25,887	25,941	25,490

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005
Cash and short-term investments	$38,934	$38,626
Working capital	27,998	32,990
Total assets	59,743	45,339
Total stockholders’ (deficit) / equity	(4,559)	30,335